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                GERBER PRODUCTS COMPANY SEVERANCE BENEFITS PLAN

                                   SECTION I

                        Name, Effective Date and Purpose

The Gerber Products Company Severance Benefits Plan (hereinafter referred to as the "Plan") was originally adopted effective August 1, 1988, amended and restated as of October 1, 1990, amended and restated as of December 1, 1993, and is hereby amended and restated as of May 21, 1994. Gerber Products Company, including its current and future operating divisions, and certain subsidiaries indicated on Appendix A who participate in the Plan with the consent of the Executive Committee of the Board of Directors of Gerber Products Company (hereinafter referred to as "the Company"), is aware of the hardship created when employees are involuntarily terminated for reasons beyond their control and must seek alternative employment. This Plan describes the various benefits which may be available to certain employees upon the occurrence of specific events to ease the transition to other employment. The various benefits provided hereunder are not to be considered benefits of employment. Rather, they are provided in consideration of the employee's voluntary execution of a release of certain claims against the Company arising out of the employee's employment with, or termination of employment from the Company. This Plan supersedes any and all prior plans or policies, written or unwritten, with respect to the subjects covered. Nothing contained in this Plan shall be construed as a contract of employment between the Company and any employee or as a right of any employee to be continued in the employment of the Company or as a limitation of the right of the Company to discharge any of its employees with or without cause. Moreover, the use of a "cause" standard to determine benefit eligibility under the Plan is used for that sole purpose and the implementation, use and adoption of this standard for this purpose does not in any way modify the at-will employment relationship that exists between any employee and the Company.

                                   SECTION II

                                  Eligibility

A.  Eligible Employees

    Employees eligible to participate in this Plan (individually, an "Employee") shall be determined in accordance with Appendix B.

B.  Eligible Events

    Subject to subsection C of this Section II, severance benefits will be provided when an Employee is involuntarily terminated without cause (unless such involuntary termination is due to the Company policy regarding executive retirement). A temporary layoff (i.e., a layoff during which the Employee remains eligible for recall and which lasts no longer than six months) will not be considered an involuntary termination for purposes of this Plan.

The word "cause," as used in this Plan, means good and sufficient reason, as determined by the Company, including, but not limited to, (i) the Employee's violation of any rule or regulation that may be established from time to time for the conduct of the Company's business, (ii) any condition or act of the Employee which hampers, or interferes with, the conduct of the Company's business (including, but not limited to, intoxication, possession or use of drugs, absenteeism or poor job performance), (iii) insubordination, or (iv) any willful failure by the Employee to perform any agreement, duty or obligation.

C.  Circumstances Which Do Not Warrant Payment of Severance Benefits.

    Notwithstanding subsection B of this Section II, no severance benefits will be provided when the involuntary termination without cause occurs under the following circumstances:

    1. the death or disability of the Employee;
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    2. the refusal of the Employee to accept substantially similar employment by the Company at the Employee's then-current place of employment;

    3. the refusal of the Employee to accept a transfer for substantially similar employment to another Company facility, business or operation which is located within fifty miles of the Employee's then-current place of employment; or

    4. the sale or closing of the facility, or discontinuance or sale of an operation or business in which the Employee works; provided, however, that severance benefits will be provided when an involuntary termination without cause occurs within the three-year period immediately following a Change in Control of the Company in connnection with the closing of the facility or the discontinuance of an operation or business in which the Employee works. For purposes of the preceding sentence, the sale of a subsidiary does not constitute a closing of a facility or the discontinuance of an operation or business unless the Employee's employment with the subsidiary or any surviving corporation, is involuntarily terminated without cause within such 3-year period.

D.  Definition of Change in Control

    For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if

    (a) any "person," as such term is defined in Section 3(a)(9) and modified and used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company), any trustee or other fiduciary holding securities under an employee benefit plan of the Company (or of any subsidiary of the Company), or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, unless such beneficial ownership is acquired in connection with a transaction described in clause (c)(2) of this definition;

    (b) during any period of two consecutive years (not including any period prior to the adoption of this amended and restated Plan), individuals who at the beginning of such period constitute the Board of Directors of the Company (the "Board"), and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this definition) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

    (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or
         (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined in clause (a) of this definition but without the exceptions given therein) acquires 50% or more of the combined voting power of the Company then outstanding securities; or

    (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

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

                                  SECTION III

                               Severance Benefits

An Employee entitled to severance benefits will receive severance benefits determined in accordance with Appendixes B and C for the respective Employee's category.

A.  Severance Payments

    1.  Method of Payment.

        Severance payments determined pursuant to the Schedule of Severance Payments on Appendix B will be made periodically on the same basis as the Employee's regular pay schedule; provided, however, that if the Employee requests that the total severance payment be made in a lump-sum payment, the Committee, in its sole discretion, may grant such request. If the Employee shall die (or become legally incapacitated) before the severance payments have been completed, the balance remaining of such severance payments shall be made in a lump sum payment to the legal representative of the Employee or his estate. Periodic payments will be sent to the Employee's home address, or other address if requested in writing by the Employee.

    2.  Amount of Payments.

        The specific number of months of severance pay for which an individual Employee is eligible under the Plan shall be determined in accordance with the Schedule of Severance Payments on Appendix B. All payments are subject to state and federal taxes just as regular wages. The amount of the monthly severance payment paid under this Plan shall be equal to one-twelfth (1/12) of the Employee's annualized Base Salary as of the date of termination or, in the case of any qualifying termination of employment within the three-year period immediately following a Change in Control, the higher of Base Salary as of the date of termination or Base Salary immediately prior to such Change in Control. Base Salary shall mean direct compensation in the form of salary or wages exclusive of all bonuses, commissions, overtime premium, incentive compensation and extraordinary compensation, but including salary reductions under Code Sections 401(k) and 125 and elective deferrals of base salary to the Elective Deferral Plan for Senior Management.

    3.  Duration of Periodic Payments.

        Severance payments will cease as of the next regularly scheduled payment date following the conclusion of the maximum period for which the Employee is eligible under the Schedule of Severance Payments or upon reemployment by the Company, whichever occurs first. Employees are responsible for informing the Company of any change in their employment status while receiving severance benefits.

B.  Outplacement/Retirement Planning Assistance

    1.  Professional Outplacement.

        Professional outplacement services shall be provided to eligible Employees in accordance with Appendix B. The outside agency retained to provide the services will be selected by the Company and the specific services available to Employees may vary depending upon the circumstances, commensurate with customary and prevailing industry standards for employees of similar status and salary level.

    2.  Professional Retirement Planning.

        Professional estate planning, financial and tax counseling services shall be provided to certain eligible Employees in lieu of professional outplacement described above, in accordance with Appendix B. The Company reserves the right to designate specific providers of such services to include reputable Certified Public Accountants, registered financial advisors and attorneys and to vary the type and level of services available to individual Employees as appropriate in the circumstances and commensurate with the salary level and financial status of the Employee.

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

C.   Group Health and Life Insurance Coverage.

     Subject to the conditions and limitations stated in Appendix B, the Company shall continue to provide, under the same terms and conditions, group health and life insurance family coverages and benefits being received by the Employee and Employee's family at the date of termination (as described in Appendix B), provided that such coverage and benefits shall be eliminated or reduced to the extent comparable coverage and benefits are actually received by the Employee from other employment sources within the coverage period provided in Appendix B. The Employee shall promptly notify the Company of such comparable coverage, or of any other change that would affect the coverages and benefits provided hereunder. If the Employee fails to advise the Company of the actual receipt of benefits by Employee from other employment, the coverage and benefits provided in this Section III(C) shall automatically cease. Employees may be eligible to continue participation in the group health and life insurance program and/or convert to individual coverage depending upon the circumstances involved, in compliance with federal and state insurance continuation and conversion laws; however, the date of termination shall be regarded as the date of the "qualifying event" for purposes of determining COBRA eligibility. Employees will be notified by the Company of the options available at the time such benefit extension expires.

D.   Retiree Medical Eligibility.

     Certain Employees shall be eligible to enroll in the Company's Retiree Medical Benefits Plan, either immediately or as of the date of commencement of a deferred vested retirement benefit, as specified in Appendix B, provided that (1) the Company continues to offer a retiree medical benefits plan to newly retired Employees as of the date of such eligibility, and (2) the Employee is not eligible to receive coverage, as a retiree or as a dependent of another person, under the medical plan of another employer. Such enrollment shall be under the terms and conditions of the Retiree Medical Benefits Plan in effect as of the date coverage begins and at contribution rates then applicable to newly retired Employees. Nothing herein shall require the Company to continue to offer any medical benefits plan to its new or existing retirees or to maintain any such plan on the same terms and conditions as when first offered.

E.   Other Benefits Available Upon Termination.

     The severance benefits provided hereunder are in addition to, and not in lieu of, any other benefits provided pursuant to other written policies, plans or agreements of the Company. The severance benefits provided hereunder will not be considered in the determination of benefits available under any Company sponsored retirement plan. Notwithstanding the foregoing, all severance benefits provided hereunder shall fulfill, to the extent of the payments made hereunder, any other benefits required by any state or federal law regarding severance payments, notice, benefit extensions and related matters.

                                   SECTION IV

               Notice of Benefits/Execution of Release and Waiver

Eligible Employees will be informed of the specific severance benefits to which they are entitled on or before the date of termination. The payment of severance benefits will be contingent upon the execution and return to the Company of a Release and Waiver Agreement by the Employee within twenty-one calendar days of the Employee's receipt of such Release and Waiver Agreement. In the event of termination within three years of a Change in Control, the form and substance of the Release and Waiver Agreement will be substantially identical to the form and substance of the Release and Waiver Agreement used by the Company immediately prior to a Change in Control.

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

                                   SECTION V

                                 Administration

A. Plan Administrator. The Benefit Plans Committee (hereinafter the "Committee") shall serve as the Plan Administrator and shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and governmental regulations issued thereunder relating to:

     1. reports and notifications to employees;

     2. annual reports to the Department of Labor; and

     3. any other actions required by ERISA.

B. Claims Procedure. All claims for benefits shall be submitted in writing to the Plan Administrator who shall process them and approve or disapprove them within 90 days of the date that the claim is received by the Plan Administrator. In addition, all claims arising based on a claimant's belief that claimant has been discriminated against for exercising any right to which claimant believes he or she is entitled under the provisions of this Plan or for the purpose of interfering with the attainment to any right to which claimant may become entitled to under the Plan shall also be submitted in writing to the Plan Administrator who shall process them and approve or disapprove them within 90 days of the date that the claim is received by the Plan Administrator. If special circumstances arise and the Plan Administrator cannot process the claim within 90 days, the Plan Administrator shall notify the claimant that the time for making the decision is extended for up to 90 additional days. If the Plan Administrator fails to notify the claimant within the applicable period, the claim is considered denied. If the Plan Administrator makes a determination to deny benefits to an employee, the denial shall be stated in writing by the Plan Administrator and delivered or mailed to the employee. Such notice shall set forth the specific reasons for the denial, written in a manner that may be understood by the Employee and shall describe the steps necessary for appeal. The Employee whose claim for benefits has been denied shall have a period of 60 days in which to appeal to the Committee and submit additional information to the Committee. The Committee shall consider the request at its next scheduled meeting.

     If the claim is again denied in writing, the Employee may request a hearing within 30 days of the second denial and the Committee shall afford a reasonable opportunity for a hearing to any Employee for a review of its decision denying the claim, which hearing shall be held within 60 days following receipt of the request. The claimant shall have an opportunity to present evidence and appear before the Committee. The Committee shall review all evidence submitted by the claimant and shall make its decision regarding the claim within 120 days following the receipt of the request for a hearing by the claimant and shall provide the claimant with a written decision. Should the claimant wish to contest the decision of the Committee, which shall be final and conclusive, claimant must do so within 180 days of that decision and agrees to waive any statute of limitations to the contrary.

C. Governing Law. The Plan shall be construed under and governed by the laws of the State in which the employment occurs except to the extent such laws are preempted by ERISA or subsequent amendments thereto or any other laws of the United States of America.

                                   SECTION VI

                       Amendment/Termination of the Plan

The Company hopes and expects to continue this Plan, but must reserve the right to alter, amend or terminate any or all of its provisions in its sole discretion, retroactively or at any future time. It also reserves the right to adjust in its sole discretion the severance benefits provided to specific Employees based upon individual circumstances. Notwithstanding the foregoing, during the three-year period immediately following a Change in Control, no amendment, termination or discretionary adjustment shall be effective if it would adversely affect the rights, expectancies or benefits of any Employee provided by the Plan as in effect immediately prior to the Change in Control.

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

                                   APPENDIX A

                           Participating Subsidiaries

Gerber Life Insurance Company
Hankscraft Motors, Inc.

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

                                   APPENDIX B

                            Gerber Products Company

Eligibility

To be eligible for severance benefits, an Employee must:

1. be a full-time Employee who has at least one year of service with the Company (except that during the three-year period following a Change in Control, the one-year service requirement shall not apply) and who is actively at work within three months of the Date of Termination (the date set forth in a written Notice of Termination on which Employee's status as an employee is terminated and severance benefits commence), or who is on a temporary layoff; and

2.   not be covered under the provisions of any collective bargaining agreement.

Schedule of Severance Payments

I.   Non-exempt Employees with annualized Base Salary of less than $25,000

     * 1 through 4 years of service - one month of severance

     * 5 or more years of service - one week of severance for each year of service to a maximum of 26 weeks

II. Non-exempt Employees with annualized Base Salary of $25,000 or more; exempt Employees with annualized Base Salary of less than $75,000

     * 1 through 4 years of service - two months of severance

     * 5 through 9 years of service - three months of severance

     * 10 through 19 years of service - four and one-half months of severance

     * 20 through 29 years of service - six months of severance

     * 30 or more years of service - nine months of severance

III. Exempt Employees with annualized Base Salary of $75,000 or more

     * 1 through 4 years of service - three months of severance

     * 5 through 9 years of service - four months of severance

     * 10 through 19 years of service - six months of severance

     * 20 through 29 years of service - nine months of severance

     * 30 or more years of service - twelve months of severance

Subject to the immediately following paragraph, in the event of an involuntary termination of an Employee (who qualifies for severance benefits and who was employed by the Company or a Participating Subsidiary on the date of the Change in Control) without cause which occurs within the three-year period immediately following a Change in Control, the respective periods of severance provided by items I, II, and III above (and other benefits based on such periods) shall be lengthened by fifty percent (50%).

In the event of an involuntary termination of an Employee in Bonus Tiers I-IX, as determined immediately preceding the Change in Control (and who was employed by the Company or a Participating Subsidiary on the date of the Change in Control), without cause which occurs within the three-year period immediately following a Change in Control, such Employee (regardless of years of service) shall be entitled to the greater of (i) the following severance payments based on annualized base salary as of the date of Change in Control or date of termination, whichever is greater (and corresponding benefits based on such periods); or (ii) the applicable severance payments in I-III above as adjusted by the preceding paragraph.

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

I.   Employees in Bonus Tiers I-VI

     * twenty-four months of severance

II.  Employees in Bonus Tiers VII-VIII (Grade 7)

     * eighteen months of severance

III. Employees in Bonus Tiers VIII (Grade 6) and IX

     * twelve months of severance

Benefits Extension

Employee benefit coverages under the following company sponsored plans will be continued while periodic severance payments are being made pursuant to the above Schedule of Severance Payments, subject to the provisions of Section II C of this Plan, and the continued eligibility of the Employee and dependents under the terms of the respective plans and the payment of required employee contributions or premiums, which shall be deducted from the ongoing severance payments:

     Gerber Medical Plan (or alternative HMO coverage if elected)
     Gerber Dental Plan
     Life and Accidental Death & Dismemberment Insurance
     Supplemental Life and Accidental Death & Dismemberment Insurance Voluntary Personal Accident Insurance
     Dependent Life Insurance

In addition, effective January 1, 1990, an Employee who has attained age 50 and has completed at least 20 years of service shall be eligible to enroll in the Gerber Retiree Medical Benefits Plan as of the date of commencement of any deferred vested benefit payable from the Gerber Products Company Retirement Plan.

Outplacement Assistance

All Employees will be entitled to Professional Outplacement as defined in the Plan.

Housing Guarantee Benefit

Subject to the conditions and limitations stated in Appendix C, Employees who are involuntarily terminated without cause within the three-year period immediately following a Change in Control and who qualify for severance benefits shall be eligible for the Housing Guarantee Benefit described in Appendix C if they meet the eligibility requirements set forth in Appendix C.

Special Provision for Employees Aged 55 or Over

In lieu of the severance and benefit extension provisions outlined above, Employees aged 55 years or over who are entitled to six months or more of scheduled severance (without regard to any Change in Control), may elect the following optional form of periodic payments:

     Entitled to six months of severance under Schedule - May elect to receive 24 months of severance payments at 37.5% of Base Salary and benefit extension

     Entitled to nine months of severance under Schedule - May elect to receive 24 months of severance payments at 50% of Base Salary and benefit extension

     Entitled to twelve months of severance under Schedule - May elect to receive 24 months of severance payments at 62.5% of Base Salary and benefit extension.

Employees electing this option shall have the right to enroll in the Gerber Retiree Medical Plan upon commencement of their benefit under the Gerber Products Company Retirement Plan.

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

In each of the three foregoing entitlement categories, the "months of severance under Schedule" shall be measured without regard to any Change in Control; provided, however, that the percentages of Base Salary and benefit extension (37.5%, 50% and 62.5%), which determine the size of the optional payments which are available to the respective Employees upon election, shall each be increased by 50% thereof in the event of an involuntary termination without cause which occurs within the three-year period immediately following a Change in Control and qualifies for severance benefits.

In addition, in lieu of professional outplacement benefits, an Employee electing the optional two-year form of periodic payments may elect to receive the professional retirement planning benefit as defined in the Plan, subject to a dollar limit on the total cost of such benefit equal to the lesser of one month's base salary or $2,500.00.

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

                                   APPENDIX C

                           Housing Guarantee Benefit

Eligibility

To be eligible for the Housing Guarantee Benefit, an Employee must:
* be a Salaried Employee as of the date of a Change in Control
* be involuntarily terminated without cause within the three-year period immediately following a Change in Control
* qualify for severance benefits on the date of termination of employment
* plan to offer his or her principal home for sale within eighteen months of the date of termination of employment
* be employed at a Fremont, Michigan facility.

Definitions

"Executive Relocation Corporation (ERC)" - The relocation company designated by the Company to work with Employees in selling their homes (or such other third party relocation company selected by the Company to provide services comparable to those described herein). All fees are paid by the Company or its successor.

"Guaranteed Offer" - The offer based on the average of two (or three) appraisals in accordance with the section below entitled "The Appraisal and Offer Process."

"Market Value Sale (MVS)" - A sale which is negotiated prior to or during the 120-day period that the Guaranteed Offer will remain outstanding. This sale must be approved and signed by the Account Manager at ERC and it may net Employee an amount greater than the Guaranteed Offer.

"Loss-On-Sale Protection" - The reimbursement for the loss on sale based on the depreciation cost of Employee's home.

Eligible Properties

Both sale options (Guaranteed Offer and Market Value Sale) apply to principal residences only, which may be a one-family or two-family dwelling, condominium or townhouse. Cooperative apartments will be accepted on a case-by-case basis.

The following types of properties are not eligible for the Housing Guarantee
Benefit:

* home with more than two units
* mobile homes
* homes with more land than is typical for the area
* secondary tracts of land (i.e., adjacent building lots)
* vacation homes
* farms
* investment properties
* properties with unmarketable titles
* homes which would result in a Guaranteed Offer exceeding $500,000
* homes subject to land contracts
* properties where the following are present:
     * radon gas above acceptable levels
     * urea formaldehyde foam insulation (UFFI)
     * asbestos
     * other toxic or hazardous materials, e.g. lead paint
* properties in proximity to hazardous or toxic sites
* properties which are partially uncompleted

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

Selling Present Homes

Employees who plan to offer their present homes for sale must contact the Human Resources Department in Fremont, Michigan which will assign an ERC Account Manager. Employees have the option to sell their homes without using the Guaranteed Offer and MVS options and the related services. Employees electing this course of action are not eligible for reimbursement of selling costs or any other features of this program.

The Appraisal and Offer Process

The Employee and ERC will each select one appraiser. Employees must provide ERC with pertinent information about the property to be sold and complete the forms necessary to assist in the completion of the appraisals. The Guaranteed Offer will be established by averaging the two appraisals. If the appraisals vary from the average by more than 5%, a third appraisal will be ordered (appraiser selected by Employee and ERC). The Guaranteed Offer will then equal the average of all three appraisals.

Once the Guaranteed Offer is determined, ERC will provide the Employee both an oral and written verification. The Guaranteed Offer will be valid for 120 days after Employee receives written verification from ERC.

Marketing

The ERC Account Manager will assist Employees in marketing their homes by:

- - Selecting a broker who can maximize the property's exposure at a sales commission not to exceed local prevailing rates.

- - Selecting a reasonable listing price consistent with market conditions.

- - Suggesting conditioning recommendations which will eliminate possible buyer objections.

- - Updating the marketing strategy through regular discussions with Employees and their brokers.

- - Reviewing all purchase offers received by Employees, whether above or below the Guaranteed Offer. EMPLOYEES MUST NOT COUNTER ANY OFFERS NOR SIGN ANY SALE AGREEMENTS UNTIL THEY HAVE CONSULTED WITH THEIR ERC ACCOUNT MANAGER, AS THIS WILL NULLIFY THE PROGRAM.

Employees must include the following clause in their listing agreements:

     "This Listing Agreement is subject to the following provisions:

     It is understood and agreed, regardless of whether or not an offer is presented by a ready, willing, and able buyer that:

     1) No commission or compensation shall be earned by or be due and payable to broker until the sale of the property has been consummated between seller and buyer, the deed delivered to the buyer, and the purchase price delivered to the seller; and

     2) The sellers reserve the right to sell the property to Gerber Products Company or its nominee (individually and collectively a "Named Prospective Purchaser") at any time. Upon execution by a Named Prospective Purchaser and me (us) of an Agreement of Sale with respect to the property, this Listing Agreement shall immediately terminate without obligation on my (our) part or on the part of any Named Prospective Purchaser to either pay a commission or to continue this listing."

This clause preserves the right to accept the Guaranteed Offer or utilize the Market Value Sale Program with no obligation to pay a broker's commission or fee.

When an Employee receives an acceptable offer, ERC will determine whether it is a bona fide offer and satisfactory to ERC. The ERC Account Manager will advise the Employee of the Effective Purchase Price to insert into the Contract of Sale document, provided by ERC. ERC will then contract with the potential buyer and conclude the sale. (If for any reason the sale with the potential buyer cannot be completed after the buyer's written offer has been approved, Employee will still receive the Effective Purchase Price).

Concluding the Sale (After 120 Days)

At the end of 120 days, eligibility for the Market Value Sale and Guaranteed Offer programs will expire. If an acceptable buyer is not found by the end of this period, the Employee may accept the Guaranteed Offer within 10 days following the end of the 120-day period and ERC will purchase Employee's home for the Guaranteed Offer Price.

Employees who choose to complete their sale without using ERC, will not be eligible for reimbursement of selling costs or other features of the Home Guarantee Benefit.

Loss-on-Sale Protection

Loss-on-Sale assistance will be provided to Employees whose Guaranteed Offer, or Effective Purchase Price under the Market Value Sale program, is less than Employee's Investment. The Company will pay to Employee, upon consummation of the sale of his or her home pursuant to a Guaranteed Offer or MVS sale, an amount equal to the Loss-on-Sale for such home; provided, that the maximum allowance under this provision will be 20% of the Employee's investment in his/her primary dwelling, to a maximum of $50,000. Repairs and maintenance required to present the house in saleable and full operating condition will be at the Employee's expense and will not be considered as part of the Investment.

Definitions:

1. Loss-on-Sale equals the difference between the Employee's Investment and the Guaranteed Offer, or the Effective Purchase Price under the Market Value Sale program, whichever applies.

2. Investment equals the original purchase price including normal closing costs, such as title, survey, inspection costs (unless reimbursed by employer), loan origination fees, and loan discount points (not to exceed 3%); plus documented Property Improvements (less depreciation calculated on those improvements at the rate of 2.5% per year).

3. Property Improvements are capital improvements which add materially to the value of the land and/or residence and appreciably prolong its useful life as defined by the Internal Revenue Service. In order to qualify, documented costs (i.e. receipts, cancelled checks) must be in the amount of at least $500 per improvement project. Any items validated as capital improvements must stay with the property being sold. Repairs and maintenance such as painting, wallpapering, will not be considered as capital improvements.

Formula for Loss-on-Sale Calculation

                                                                                     (EXAMPLE)
                                                                                     ---------
Original purchase price.................................................             $  80,000
Plus improvements
  Original cost.........................................................  $  5,000
  Less Depreciation - (2 years @ 2.5%)..................................  (    250)
                                                                          --------
                                                                                     $   4,750
Less required repairs/maintenance.......................................             (     100)
                                                                                     ---------
     Subtotal...........................................................             $  84,650(A)

Less Effective Purchase Price
  (Guaranteed Offer or Market Value Sale)...............................              ( 81,000)
                                                                                     ---------
     Loss-on-Sale Total.................................................             $   3,650(B)

Calculation for Reimbursement:  20% of A = 16,903
                                       B =  3,650

Reimbursement: (lesser of (A) or (B) or $50,000)                                     $   3,650
                                                                                     ---------

NOTE: Loss on Sale Reimbursement will be limited to a maximum of 20% of (A), or $50,000, whichever is less.

ANY LOSS-ON-SALE REIMBURSEMENT WILL BE ADDED TO THE EMPLOYEE'S W-2 AT YEAR END AS TAXABLE INCOME.